Exhibit 99.1

CapLease Announces Second Quarter 2008 Results

NEW YORK--(BUSINESS WIRE)--August 6, 2008--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

  Funds from Operations of $0.28 Per Share1
  Declared Dividend of $0.20 Per Common Share
  Revenues Increased 6%, to $46.1 Million, from the Second Quarter of 2007
  Closed a New Three Year $250 Million Term and Revolving Financing Facility Replacing Existing Warehouse Facility

1 Funds from operations, or FFO, is a non-GAAP financial measure. For a reconciliation of FFO to net income, the most directly comparable GAAP measure, see the schedules attached to this press release.

Second Quarter 2008 Results:

For the quarter ended June 30, 2008, the Company’s total revenues increased 6% to $46.1 million, compared to $43.6 million in the comparable period in 2007. Net (loss) to common stockholders for the second quarter of 2008 was $(1.0) million, or $(0.02) per share, compared to net (loss) of $(4.0) million, or $(0.10) per share, in the comparable period of 2007. Funds from operations (FFO) for the second quarter of 2008 increased 49%, to $12.5 million, compared to $8.4 million in the comparable period in 2007. On a per share basis, FFO of $0.28 increased 27%, from $0.22 per share in the comparable period in 2007. Second quarter 2007 results included approximately $0.06 per share of a net charge for unusual items.

Paul McDowell, Chairman and Chief Executive Officer, stated, “Our second quarter FFO results exceeded our expectations and represent a dividend payout ratio of 72%. Our high credit quality portfolio continues to perform as expected and provides stable and predictable cash flows and a solid foundation for CapLease’s future growth. During the quarter and as previously announced, we successfully removed near term refinance risk on our portfolio by securing up to three years of financing on the about $250 million of assets previously financed on our short-term warehouse line, while retaining the flexibility to secure longer-term financing on the assets without a prepayment penalty. We also continued to explore a variety of prospects to strengthen our platform and provide us with the capital we need to re-establish portfolio growth when market conditions stabilize.”

Six Month Results:

For the six months ended June 30, 2008, the Company reported total revenues of $92.6 million, reflecting growth of 18% compared to total revenues of $78.8 million in the comparable period of 2007. FFO for the six months 2008 was $23.6 million, or $0.53 per share, compared to FFO of $16.5 million, or $0.45 per share, in the comparable period of 2007. Net (loss) to common stockholders for the six months ended June 30, 2008 was $(3.2) million, or $(0.07) per share, compared to net (loss) of $(4.1) million, or $(0.11) per share, in the comparable period of 2007.

Investment Portfolio and Balance Sheet:

At June 30, 2008, the Company’s portfolio before depreciation and amortization was approximately $2.1 billion, with 78% invested in owned properties. The weighted average underlying tenant credit rating on the Company’s entire portfolio is A- from Standard & Poor’s, with an average tenant rating on the owned property portfolio of A. Approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 94% of the owned property portfolio leased to investment grade tenants. The weighted average remaining lease term on the Company’s entire portfolio is approximately 10 years, including approximately 9 years on the owned property portfolio and approximately 18 years on the leases underlying the loan portfolio.

At June 30, 2008, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $291 million in loan investments, and $169 million in commercial mortgage-backed securities. The Company’s portfolio was financed with long-term fixed rate mortgage and CDO and other term debt of $1.4 billion, and $208 million of up to three-year floating rate borrowings. We continue to hedge our debt cost associated with the longer-term financing we expect to issue on the assets securing our three-year floating rate facility.

CapLease has no short-term financing on any of its portfolio assets. In addition, 88% of our debt is fixed rate debt.

Dividends:

In the second quarter of 2008, the Company declared a cash dividend on its common stock in the amount of $0.20 per share. The level of our dividend has remained steady since the current economic downturn began in the second quarter of 2007 which reflects the stability and predictability of our cash flows. On an annualized basis, the most recent dividend represents a 10.2% dividend yield based on yesterday’s closing stock price of $7.88 per share.

The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2008 Guidance:

CapLease is affirming its previously disclosed full year 2008 guidance ranges of $1.07 to $1.10 of FFO per share and $(0.12) to $(0.09) of earnings per share (EPS). Our guidance excludes the impact of a hedge charge in the first quarter.

CapLease expects FFO per share and EPS for the third quarter of 2008 to be in the range of $0.26 to $0.27, and $(0.04) to $(0.03), respectively.

The Company’s guidance estimates assume no additions to the portfolio in 2008. Our guidance estimates also assume no capital raising activities, no gain on sale or portfolio impairments and no other gains or charges that may occur during the year, and include assumptions with respect to the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s second quarter 2008 results at 11:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (888) 600-4885 or (913) 312-0374 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 2:00 p.m. (Eastern Time) today by dialing (888) 203-1112 or (719) 457-0820 for international participants and entering passcode 5411963. The replay will be available until midnight August 20, 2008.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash or non-recurring items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, above or below market rent amortization and stock-based compensation, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2008, CAD has been adjusted to exclude the non-cash hedge ineffectiveness charges in the first quarter.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to implement our long-term financing strategy, including to obtain long-term financing for our asset investments at the spread levels and in the time frame we project;
  adverse changes in the financial condition of the tenants underlying our investments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses;
  changes in our industry, the industries of our tenants, interest rates or the general economy; and
  the success of our hedging strategy.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and six months ended June 30, 2008 and 2007 (Unaudited)

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
(Amounts in thousands, except per share amounts)	2008	2007	2008	2007
Revenues:
Rental revenue	$34,359	$32,266	$68,720	$56,387
Interest income from loans and securities	8,698	8,586	17,863	16,987
Property expense recoveries	2,844	2,624	5,604	5,117
Other revenue	217	145	407	294
Total revenues	46,118	43,621	92,594	78,785
Expenses:
Interest expense	24,311	26,948	48,794	46,000
Property expenses	4,973	4,668	9,684	8,988
(Gain) loss on derivatives	(198)	(300)	1,862	(290)
Loss on securities	–	372	–	372
General and administrative expenses	3,249	2,991	6,245	5,600
General and administrative expenses-stock based compensation	627	482	1,061	805
Depreciation and amortization expense on real property	13,442	12,423	26,869	20,626
Loan processing expenses	70	79	127	152
Total expenses	46,474	47,663	94,642	82,253
Gain on extinguishment of debt	–	621	–	621
Loss before minority interest and taxes	(356)	(3,421)	(2,048)	(2,847)
Minority interest in consolidated entities	5	24	19	25
Loss from continuing operations	(351)	(3,397)	(2,029)	(2,822)
Income from discontinued operations	105	105	213	148
Net loss	(246)	(3,292)	(1,816)	(2,674)
Dividends allocable to preferred shares	(711)	(711)	(1,422)	(1,422)
Net loss allocable to common stockholders	$(957)	$(4,003)	$(3,238)	$(4,096)

Earnings per share:
Net loss per common share, basic and diluted	$(0.02)	$(0.10)	$(0.07)	$(0.11)
Weighted average number of common shares outstanding, basic and diluted	44,763	38,566	44,572	36,356
Dividends declared per common share	$0.20	$0.20	$0.40	$0.40
Dividends declared per preferred share	$0.51	$0.51	$1.02	$1.02

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of June 30, 2008 and December 31, 2007

(Amounts in thousands, except share and per share amounts)
	As Of	As Of
	June 30,	December 31,
	2008	2007
Assets
Real estate investments, net	$1,533,510	$1,563,570
Loans held for investment	290,635	269,293
Commercial mortgage-backed securities	169,377	198,187
Cash and cash equivalents	21,452	34,047
Asset held for sale	5,413	5,413
Structuring fees receivable	2,226	2,576
Other assets	84,156	85,183
Total Assets	$2,106,769	$2,158,269
Liabilities and Stockholders' Equity
Mortgages on real estate investments	$978,485	$983,769
Collateralized debt obligations	268,246	268,227
Repurchase agreement obligations	–	232,869
Credit facility	208,089	–
Secured term loan	126,676	129,521
Convertible senior notes	75,000	75,000
Other long-term debt	30,930	30,930
Intangible liabilities on real estate investments	50,544	51,811
Accounts payable, accrued expenses and other liabilities	27,923	24,233
Dividends and distributions payable	9,737	9,634
Total Liabilities	1,775,630	1,805,994
Minority interest	2,492	2,616
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 44,865,560 and 44,350,330 shares issued and outstanding, respectively	449	444
Additional paid in capital	322,386	341,578
Accumulated other comprehensive (loss)	(27,845)	(26,020)
Total Stockholders' Equity	328,647	349,659
Total Liabilities and Stockholders' Equity	$2,106,769	$2,158,269

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three and six months ended June 30, 2008 and 2007

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
(Amounts in thousands, except per share amounts)	2008	2007	2008	2007
Net loss allocable to common stockholders	$(957)	$(4,003)	$(3,238)	$(4,096)
Add (deduct):
Minority interest–OP units	(5)	(24)	(19)	(25)
Depreciation and amortization expense on real property	13,442	12,423	26,869	20,626
Depreciation and amortization expense on discontinued operations	–	–	–	43
Funds from operations	12,480	8,396	23,612	16,548
Add (deduct):
Straight-lining of rents	(10,214)	3,386	5,065	1,327
Loss on derivatives-hedge ineffectiveness	–	–	1,550	277
General and administrative expenses-stock based compensation	627	482	1,061	805
Amortization of above and below market leases	364	243	718	23
Routine capital expenditures on real estate investments	(12)	(49)	(15)	(218)
Fees paid in connection with bridge-debt financing	–	2,632	–	2,632
Gain on extinguishment of debt	–	(621)	–	(621)
Cash available for distribution	$3,245	$14,469	$31,991	$20,773

Weighted average number of common shares outstanding, basic and diluted	44,763	38,566	44,572	36,356
Weighted average number of OP units outstanding	263	263	263	263
Weighted average number of common shares and OP units outstanding, diluted	45,026	38,829	44,835	36,619
Net loss per common share, basic and diluted	$(0.02)	$(0.10)	$(0.07)	$(0.11)
Funds from operations per share	$0.28	$0.22	$0.53	$0.45
Cash available for distribution per share	$0.07	$0.37	$0.71	$0.57

CONTACT:
Investor Relations/Media:
ICR, Inc.
Brad Cohen, 212-217-6393
bcohen@icrinc.com